FOR IMMEDIATE RELEASE	CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Corporation Receives Nasdaq Listing Notification
MINNEAPOLIS, September 1, 2005—XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today announced that on August 26, 2005, the Company, received a letter from The Nasdaq Listing Qualification Staff (“Nasdaq”), notifying the Company that it was not in compliance with Marketplace Rule 4310 (c) (2) (B) (the “Rule”). This Rule requires the company to have a minimum $35 million in market value of listed securities, $2.5 million in shareholders’ equity, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq informed the Company that it would be provided 30 calendar days, or until September 26, 2005, to regain compliance with the Rule.
The Company must demonstrate compliance with the rule by September 26, 2005 by either:
•	showing market value of our common stock in excess of $35 million for 10 consecutive business days, or

•	increasing our shareholders’ equity to an amount which exceeds $2.5 million. The amount of excess must be sufficient to allow Nasdaq to conclude that we will be able to remain in compliance with $2.5 million minimum for at least 3-6 months.
If the Company has met one of the criteria above at any time before September 26, 2005, Nasdaq will determine if the Company has regained compliance. If compliance is not demonstrated within the stated period, Nasdaq will provide notice that the Company’s securities will be delisted. The Company may appeal from such notification.
The Company has reached an agreement in principle with various investors to raise additional capital through the sale of a Series C Convertible Preferred Stock which it believes will allow it to achieve and to maintain the $2.5 million minimum equity threshold. However, there can be no assurance that NASDAQ will agree with the Company’s request to continue the listing of the Company’s common stock on the NASDAQ Small Cap Market.

About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 40,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

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